EXHIBIT 12

FOURTH AMENDMENT TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amendment to Amended and Restated Limited Liability Company Agreement of DAL Group, LLC (the “Amendment”) is made as of July 26, 2010 by DAL Group, LLC (the “Company”).

Background

A.
The Company adopted a limited liability company agreement on March 20, 2007, and amended and restated it on May 1, 2009.  The Company adopted, and is now subject to, an Amended and Restated Limited Liability Company Agreement as of January 15, 2010, amended as of March 23, 2010 and as of May 3, 2010 (the “Operating Agreement”).

B.
The Company has entered into a Stock Purchase Agreement (the “Purchase Agreement”) with the shareholders of Timios, Inc., dated as of the same date as this Amendment, pursuant to which the Company, upon closing of the transactions contemplated by the Purchase Agreement, would purchase all of the issued and outstanding shares of Timios, Inc.  In connection with the transactions contemplated by the Purchase Agreement, DJSP Enterprises, Inc. will contribute 200,000 ordinary shares of the Company and in exchange for such contribution, the Company desires to issue 200,000 additional Common Units to DJSP Enterprises, Inc.

C.
The Company desires to amend Appendix C of the Operating Agreement to reflect DJSP Enterprises, Inc.’s ownership of an additional 200,000 Common Units of the Company and the resulting changes to the Membership Percentages of the Members.

D.
Pursuant to Section 12.1 of the Operating Agreement, amendments to Appendix C following any issuance, redemption, repurchase, reallocation or Transfer of Units in accordance with the Operating Agreement may be made by the Company with the consent of the Members holding a majority of the outstanding Series A Preferred Units (the “Series A Preferred Members”).

Now, therefore, the Company and the Series A Preferred Members hereby agree as follows.

Amendment

1.           Amendment.  Appendix C of the Operating Agreement is hereby deleted in its entirety, and the appendix set forth on Exhibit A to this Amendment is adopted as Appendix C.

2.           Miscellaneous.

(a)           Except as specifically amended by this Amendment, the Operating Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(b)           This Amendment shall be construed as one with the Operating Agreement, and the Operating Agreement shall, where the context requires, be read and construed throughout so as to incorporate this Amendment.

The Company and the sole Series A Preferred Member have executed this Amendment to  Amended and Restated Limited Liability Company Agreement of DAL Group, LLC as of the date first above written.

THE COMPANY:

DAL GROUP, LLC

By:	/s/ David J. Stern
David J. Stern, President

SERIES A PREFERRED MEMBER:

STERN HOLDING COMPANY – PT, INC.

By:	/s/ David J. Stern
David J. Stern, President

EXHIBIT A

APPENDIX C

DAL GROUP, LLC

Membership Interests

Name and Addresses	Common Units		Series A Preferred Units	B1 Interests	B2 Interests	B3 Interests	B4 Interests	B5 Interests	Capital Contribution	Initial Capital Account [9]
DJSP Enterprises, Inc. (“DJSP”) (formerly Chardan 2008 China Acquisition Corp.) c/o Chardan Capital LLC 474 Three Mile Road Glastonbury, CT 06033 Attn: Dan Beharry Facsimile: (281) 644 5751 email: dbeharry@chardancapital.com	10,863,866	[10]	0	0	0	0	0	0	$52,477,047
Stern Holding Company - PT, Inc. (formerly Professional Title and Abstract Company of Florida,Inc.) 9000 South Pine Island Road Suite 400 Plantation, FL 33324 Attn: David J. Stern, Esq. Facsimile: (954) 648-5228 email: djstern@att.blackberry.net	2,393,332		1,666,667	0	0	646,667	646,667	646,667	Description of property

9 Upon the admission of the Stern Participants and DJSP (formerly Chardan), the Members agree that each Member’s initial Capital Account balance shall be equal to the value of such Member’s Units, computed as follows:  The value of the DAL Warrants and DAL Options issued to DJSP will be equal to the valuation determined for fair value accounting purposes, unless otherwise agreed to by the Members.  The Series A Preferred Units will be valued at $25 million in the aggregate.  A Common Unit will have a value equal to the cash capital contribution made by DJSP minus the value of the DAL Warrants and DAL Options issued to DJSP, divided by the number of Common Units issued to DJSP.  The value of a Series B Preferred Unit will be the same as a Common Unit.
10 Equals number of shares of DJSP Ordinary Shares outstanding.

C-1

Name and Addresses	Common Units	Series A Preferred Units	B1 Interests	B2 Interests	B3 Interests	B4 Interests	B5 Interests	Capital Contribution	Initial Capital Account [9]
Jeffrey A. Valenty c/o FlatWorld Capital LLC 666 Third Avenue, 15th Floor New York, New York 10017 Facsimile: (212) 796-4002 email: valenty@flatworldcapital.com	722,668	0	0	0	61,333	61,333	61,333	Description of property
Nagina Partners LLC c/o FlatWorld Capital LLC 666 Third Avenue, 15th Floor New York, New York 10017 Attn: Raj Gupta Facsimile: (212) 796-4002 email: rgupta@flatworldcapital.com	1,084,000	0	0	0	92,000	92,000	92,000	Description of property
Totals	15,063,866	1,666,667	0	0	800,000	800,000	800,000

C-2